Exhibit 10.1

Cooperation Agreement on Overseas Refinancing of

China Construction Bank

Agreement No.: 2010 - 004

Party A (Full name):	Source Photonics (Chengdu) Company Limited
Address:	No. 2 and No. 5 Standard Workshops of Western Part of Chengdu Export Processing Zone, No. 8 Kexin Road, Chengdu Hi-Tech Industrial Zone
Postal Code:	611731
Legal Representative/ Principal:	Brett John Chloupek
Fax: 87958788	Telephone: 87958788
Principle Bank of Deposit:	China Industrial & Commercial Bank, Chengdu Exports Processing Disctrict Branch
Bank Account Number:	[Redacted.]

Account set up in Party B:

Party B (Full name):	China Construction Bank, Chengdu Hi-Tech. and New Tech. Sub-branch
Address:	No. 8-2, 4th Section of 1st Loop Road of Chengdu City
Postal Code:	610041
Principal:	Tan Shuo
Fax: 028-85574286	Telephone: 028-85512255

For the purpose of establishing the rights and obligations of both parties in oversea refinancing, Party A and Party B hereby conclude this agreement according to applicable laws, rules and regulations upon consensus for mutual compliance.

Article 1                 Overseas Refinancing

1.               Overseas refinancing under this agreement shall mean financing services provided by the overseas branches of China Construction Bank and other banks to Party A, whereby Party B files an application on behalf of Party A to the overseas branches of China Construction Bank and other banks approved by China Construction Bank (hereinafter referred to as “overseas branches/other banks”), and the overseas branches and other banks, upon Party A’s commitment to the payment and Party B’s guarantee of payment, pay for imported goods (including pre-payment) and non-trade businesses through letter of credit, inward collect, and T/T settlement.

2.               Overseas refinancing under this agreement shall be limited to overseas payments under import trade contracts or non-trade business contracts. International settlements covered by overseas refinancing shall include sight letter of credit, usance letter of credit and usance letter of credit payable at sight under settlement by letter of credit; D/P (document against payment) and D/A (document against acceptance) under inward collection as well as payment under T/T.

3.               Upon Party A’s request, Party B agrees to provide a limit for trust receipt up to (currency and amount in words) RMB One Hundred and Twenty Million for the purpose of overseas refinancing. This limit shall remain valid for a period from September 21, 2010 till September 20, 2011. During the term of the said limit, Party A may file unlimited applications to Party B for overseas refinancing as per provisions of this agreement, provided that the balance of principle for overseas refinancing stays within the above mentioned limit; however, the sum of the amount of proposed overseas refinancing requested by Party A with Party B and used and yet-to-be-paid balance of principle of overseas refinancing by Party A shall not exceed the limit prescribed under the preceding paragraph.

The trust receipt limit under this agreement shall fall into the category of limit for trade financing, which shall mean the import financing limit provided by Party B to Party A upon Party A’s issuance of trust receipt. Party A may apply to Party B for the use of this limit for overseas refinancing.

4.               Unless otherwise agreed upon by the parties hereto, the specific amount of each overseas refinancing shall be determined by Party B according to the amount payable under import account, provided that the maximum amount is less than the draft amount; in the absence of drafts, the maximum amount shall not exceed the invoice amount.

5.               The term for each overseas refinancing shall start from the date of the actual refinancing till the date of expiry established by the paying bank.

Article 2                 Procedures for Overseas Refinancing under this Agreement

1.               Where Party A intends to use the trust receipt limit under this agreement for overseas refinancing, it shall submit to Party B an Application for Overseas Refinancing within the term of the limit. Party A shall guarantee that the amount of its requested overseas financing will not exceed the limit provided under this agreement.

2.               Where Party B, upon review, agrees to Party A’s entrustment for application to overseas branches and other banks for overseas refinancing, it shall, in its capacity as the agent, file an application for financing to the overseas branches and other banks according to the entrustment, bear the responsibility of payment guarantee and at the same time,  issue an Advice of Use of Trade Financing Limit to Party A.

3.               Before the expiration of an overseas refinancing, Party B shall issue an Advice of Expiration of Overseas Refinancing to Party A. The parties agree that the specific amount, interest, charges and term of an overseas refinancing shall be subject to the information specified in the applicable Advice of Expiration of Overseas Refinancing.

Article 3                 Interest Rate and Charges on Overseas Refinancing

Party A hereby agrees to bear applicable interest charges under overseas refinancing (including the interest on financing charged by overseas branches/other banks, transaction costs for Party B’s overseas refinancing and other applicable expenses). Furthermore, payments for all the interest and charges should be made through Party B .

1.               Interest rate and charges

Party A elects to decide the interest rate on overseas refinancing according to the first method set forth below:

1)                  Where Party A applies to Party B for providing an overseas refinancing, Party A shall determine the interest rate on the overseas refinancing through Party B’s inquiry with overseas branches/other banks and pay for the interest of overseas branches/other banks as well as transaction costs of Party B for overseas refinancing. Specific interest rate of financing and charges shall be subject to the interest rate, charge rate specified in the Advice of Use of Trade Financing Limit issued by Party B to Party A.

2)                  Party A and Party B hereby agree that overall charges of overseas refinancing of LIBOR plus spread (including financing interest of overseas branches/other banks and transaction costs of Party B’s overseas refinancing) shall apply to each overseas refinancing transaction. At the same time, Party A agrees that Party B shall have the right to deduct the transaction costs for overseas refinancing that should be paid to Party B from total interest and charges payable. Specific overall charges of overseas refinancing shall be based upon the terms under Advice of Use of Trade Financing Limit.

The interest rate on refinancing shall be a fixed annual interest rate and the interest shall be calculated on a daily basis (where the currency of refinancing is Hong Kong dollar or pound sterling, one year shall be calculated as 365 days; where the currency of refinancing is a currency other than Hong Kong dollar and pound sterling, one year shall be calculated as 360 days).

The LIBOR referred to in this paragraph shall mean the interbank offered rate for the same period and currency published by the British Bankers’ Association (BBA) as provided by TELERATE or other financial telecommunication terminal on the date of a refinancing or 1 or 2 banking days prior to the date of a refinancing, or the date of any adjustment of interest rate or 1 or 2 banking days prior to the date of any adjustment of interest rate. The specific LIBOR applicable to each overseas refinancing shall be subject to the LIBOR determined by applicable overseas paying bank.

The LIBOR for the same period shall mean the LIBOR on a monthly basis corresponding to the term and currency of an overseas refinancing. There are LIBOR rates for 1 to 12 months every day. If the term of an overseas refinancing is less than one month, the 1-month LIBOR shall apply. If the term of an overseas refinancing is more than one month but less than two months, the 2-month LIBOR shall apply. The rest can be done in the same manner. Up to 12-month LIBOR shall apply to an overseas refinancing.

2.               Other expenses

Unless otherwise provided, Party A agrees to bear other expenses arising from the process of overseas refinancing, including but not limited to postage and expenses charged by the overseas bank.  Party A agrees to pay the expenses in applicable Advice of Expiration of Overseas Refinancing issued by Party B in one lump sum prior to the expiry date of applicable overseas refinancing.

3. Payment of Interest and Charges

Party A agrees to pay the principal, interest and charges specified in applicable Advice of Expiration of Overseas Refinancing issued by Party B for the interest and charges under overseas refinancing in one lump sum prior to the expiry date of applicable overseas refinancing to the overseas branches/other banks through Party B.

4. In the event of extension of the term of any overseas refinancing, Party A shall also pay the interest for such extended term and various expenses incurred in such extended term.

Article 4                 Preconditions for Party B to Accept Party A’s Entrustment, Apply for Overseas Refinancing with Overseas Branches/Other Banks and Provide Repayment Guarantee for Party A

Party B shall not have the obligation to apply for overseas refinancing with overseas branches/other banks and provide repayment guarantee for Party A until the following preconditions are met, unless Party B waives such preconditions in whole or in part:

1.               Party A has gone through approval, registration, delivery and other statutory procedures applicable to refinancing under this agreement in accordance with applicable laws, regulations and rules;

2.               Party A has fulfilled procedures for overseas payment in foreign exchanges as per requirements of the State Administration of Foreign Exchange, which has been confirmed by the Administration.

3.               Party A has submitted applicable documents meeting Party B’s requirements;

4.               A guarantee contract or other guarantee meeting Party B’s requirements has gone into force and remains valid

5.               There is no incident of breach of contract specified under this agreement on the part of Party A; and

6.               Party A has submitted applicable Trust Receipt to Party B unless Party B agrees to any exemption of such receipt.

7.               Party B has approved Party A’s application.

Article 5                 Repayment

1.               Method of repayment

1)                  The funds obtained by Party A from the disposal of goods represented by applicable Trust Receipt shall be used for repayment of overseas refinancing provided by Party B. In the event of any deficiency, Party A shall use other funds to pay back overseas refinancing provided by Party B.

2)      The principal, interest and other expenses payable specified in applicable Advice of Expiration of Overseas Refinancing issued by Party B to Party A shall be payables under applicable overseas refinancing.

Unless otherwise agreed upon by the parties hereto, Party A shall pay such payables in one lump sum to Party B prior to the expiry date of applicable overseas refinancing.

3)                  Party A shall deposit sufficient funds in an account opened with Party B and transfer the sum due under applicable overseas refinancing prior to the date of repayment specified in applicable Advice of Expiration of Overseas Refinancing or pay the sum due prior to such date of repayment through transfer of funds from other account. In the event that Party A becomes delinquent in the payment of any sum due hereunder, Party B shall have the right to transfer such sum from the account opened by Party A with the system of the Construction Bank of China.

2.               Pre-payment. Unless otherwise agreed upon by overseas branch/other banks and Party B, Party A shall not pay back the principal of overseas refinancing and interest and other expenses thereon ahead of schedule. However, if Party B holds that any business crisis or any other factor of Party A that has already taken place or may take place may affect or has already affected the capacity of Party A to pay back any overseas refinancing upon the expiration thereof, or Party B needs Party A to pay back all the sum payable ahead of schedule due to change of applicable national policies or the needs of Party B’s internal management, Party A shall have the obligation to pay back overseas refinancing hereunder and other expenses thereon ahead of schedule.

In case Party A needs to repay the whole or part of the overseas refinancing ahead of schedule, it shall file such application with overseas branches/other banks through Party B by means of authorized messages at least 15 days in advance. If the overseas branch/other banks agree with Party A’s prepayment, Party A shall pay liquidated damages to the overseas branch/other banks through Party B. The liquidated damages shall be based on the amount specified under the authorized messages from the overseas branch/other banks approving such prepayment. At the same time, Party B shall have the right to charge Party A for any damages resulting from such prepayment.

3.               In the event that Party A intends to extend the term of overseas refinancing, Party A shall file such application with overseas branches/other banks through Party B by means of authorized messages at least 15 days in advance.

Article 6                 Rights and Obligations of the Parties

1.               Party A shall have the right to request Party B to apply for overseas refinancing with overseas branches/other banks for Party A, and provide repayment guarantee for Party A in accordance with the provisions of this agreement, provided that conditions under this agreement are met.

2.               Party B shall keep confidential Party A’s trade secrets according to law.

3.               Any settlement of Renminbi and foreign currencies by Party A within this agreement shall be made in an account opened by Party A with Party B.

4.               Once any of the overseas branches/other banks make any overseas payment and holds applicable title certificates and other documents representing title to applicable goods, Party B shall acquire the title to such documents and the goods represented by such documents.

5.               Party B shall hand over the documents to Party A after Party A issues relevant Trust Receipt to Party B.

6.               Party B, as the principal of trust receipt, shall have the right to benefit from disposal of trust property by Party A.

7.               Party A, as the agent of trust receipt, shall hold the documents and the goods represented by such documents under the letter of credit/ inward collection, T/T payment and other methods of settlement involved in overseas refinancing hereunder and have the right to unload, store, manufacture, process and sell such goods on its own.

The funds obtained by Party A from the sale of such goods shall be used for the repayment of overseas refinancing applied for from overseas branches/other banks through Party B. In the event of any deficiency, Party A shall use other funds to pay back overseas refinancing provided by Party B.

8.               Party A shall bear all expenses arising from the disposal of such goods or otherwise in connection with such goods.

9.               After the goods represented by the documents under the letter of credit/ inward collection, T/T payment and other methods of settlement involved in each overseas refinancing hereunder are sold,

Party B shall have the right to collect payment for such goods from buyers thereof and issue valid receipts to such buyers,  without prior notice to Party A.

10.         Where Party B puts forward any special requirement, Party A shall dispose of the goods according to such requirement.

11.         The documents and the goods represented by such documents involved in each overseas refinancing hereunder are Party B’s trust properties and independent from Party A. In the event of dissolution, dismantlement or bankruptcy of Party A, such trust properties shall not belong to the properties to be liquidated. The creditor’s right acquired by Party B from administration and disposal of the documents and the goods represented by such documents shall not be offset against the debts arising from its own properties.

12.         Party A shall not mortgage or pledge the documents and the goods represented by such documents before full repayment of the principal of overseas refinancing and the interest and other expenses thereon to Party B.

13.         Upon Party B’s request, Party A shall, prior to sale of the goods involved in any overseas refinancing hereunder, submit documents relating to such goods or have such goods warehoused as per Party B’s instructions and prepare warehouse receipts to the order of Party B.

14.         Upon Party B’s request, Party A shall purchase insurance according to the full value of the goods involved in any overseas refinancing hereunder against fire risks and other commonly insured risks from insurers with good standing and reputation. Party A shall, in the capacity of agent, hold such insurance policies or insurance contracts with Party B as the beneficiary or endorsement of benefits to Party B, and submit such insurance policies or insurance contracts to Party B at any time upon Party B’s request. In the event of any claim under such insurance policies, Party A shall notify Party B immediately and hand over the full amount of the insurance compensation to Party B upon receipt of the same without delay.

15.         Party B shall have the right to decide and inspect the mode of transportation, storage place, method of storage and insurance to be purchased. Party A shall provide facility to Party B, including allowing personnel of Party B access to the warehouses and premises that Party A owns, holds or manages. Upon Party B’s request, Party A shall sign all the documents necessary for facilitating pick-up of the goods or claims by Party B.

16.         Party B should have the right to monitor the operating of Party A, and Party A should provide the helps. Party B shall have the right to inspect and supervise the collection of payment for the goods involved in any overseas refinancing hereunder and Party A shall report applicable information to Party B in writing at any time upon Party B’s request.

17.         In the event of change of legal representative (principal), address or place of business or reduction of registered capital of Party A during the term of this agreement, Party A shall notify Party B in writing in advance.

18.         In the event of change of mode of business operation or management or form of ownership or organization of Party A caused by contract, lease, joint venture, shareholding reform, split, merger, acquisition or other reason, Party A shall notify Party B in writing in advance and carry out measures for repayment of debts hereunder.

19.         In the event of the occurrence of any circumstance that poses a threat to Party A’s normal operation or has significantly adverse impact on Party A’s performance of repayment obligation hereunder, including but not limited to stop of production, going out of business, nullification of registration, revocation of business license, the legal representative or main principal engaging in any illegal activity or involved in any major lawsuit,  serious difficulties in production and operation, worsening of financial situation, or flight of capital contribution, transfer of assets or unauthorized assignment of shares by Party A or its investors, Party B shall have the right to ask Party A to deposit the principle and applicable interest charges related to overseas refinancing into the bank account designated by Party A as pledge guarantee, or take other measures approved by Party B.

20.         Party A warrants that it will not enter into any agreement with any third party that will impair Party B’s rights and interests hereunder.

21.         Party B may cancel the trust at any time. Upon Party B’s request, Party A shall return whole set of documents of title, documents or the goods under such documents to Party B.

22.         In the event of failure of Party A to disposal of trust properties subject to Party B’s requirement, Party B shall have the right to cancel the trust relationship, recover the trust properties and dispose of the trust properties on its own.

23.         Where a guarantee is provided and the guarantor breaches the guarantee agreement or loses the capacity of guarantee, Party A shall provide new guarantee acceptable to Party B promptly. In the event that Party A fails to do so, Party B shall have the right to recover the principal of overseas refinancing and the interest and other expenses thereon ahead of schedule, transfer such principal, interest and expenses from the account opened by Party A with the system of the Construction Bank of China and exercise the security right.

24.         Party A hereby agrees that Party B shall have the right to exercise the rights that overseas branches/other branches enjoy over Party A.

25.         The parties agree that UCP600 and other applicable international practices shall apply to the matters not provided or indefinitely provided in this agreement.

Article 7                 Guarantee

The seventh method set forth below shall be the method of guarantee under this agreement:

1)                  Warranty.

2)                  Mortgage.

3)                  Pledge.

4)                  Security deposit.

5)                  Standby letter of credit.

6)                  Credit insurance.

7)                  Other: Credit.

Article 8                 Breach of Agreement

1.               Where Party A fails in its overseas payment in full through Party B upon the expiration of any overseas refinancing, or there is any shortfall in the balance of funds in the account opened by Party A with Party B, Party B shall have the right to issue a Payment Request to Party A. Party A shall raise funs promptly as per Party B and make such overseas payment in full amount. Under any circumstances, if Party B has performed its obligation of overseas payment, Party A shall pay the following amount to Party B within 3 working days after Party B has made the overseas payment:

1)                  The full amount that Party B pays to overseas branches/other banks or its designated third parties;

2)                  The interest charge on the overdue sum of Party A (including the principal of refinancing and interest, commission and postage thereon) at the rate of 0.05% every day from the date such sum is due till Party B receives the payable from Party A in full.

3)                  Costs for sending such Request and related costs.

2.               In the event of failure of Party A to pay back the principal of any overseas refinancing and the interest and applicable expenses thereon in full amount, Party B shall have the right to take one or several measures below:

1)                  To transfer the sum due from the account opened by Party A with the system of the Construction Bank of China or any other receivable of Party A;

2)                  To dispose of the documents and the goods represented by such documents under the letter of credit/ inward collection, T/T payment and other method of settlement involved in any overseas refinancing hereunder; or

3)                  To dispose of collateral or pledged properties or claim compensation against the guarantor.

3.               In the event of breach of any provision of this agreement by Party A, Party B shall have the right to ask Party A to rectify its misbehaviors within a prescribed time limit, provide guarantee consistent with the requirements of Party B, transfer any amount payable by Party A from the account opened by Party A with the Construction Bank of China and seek any other remedies permitted by law.

Article 9                 Modification, Supplement and Interpretation

1.               Any modification or supplement to this agreement shall be agreed upon by the parties hereto and made in writing and constitute an effective part of this agreement.

2.               In the event of any dispute over the understanding of any provision of this agreement, the true meaning of such provision shall be determined in accordance with the purpose of this agreement, words and phrases used in this agreement, applicable provisions, trade practices and the principle of good faith.

Article 10               Attachment

Any Application for Overseas Refinancing submitted by Party A, Advice of Use of Trade Financing Limit and Advice of Expiration of Overseas Refinancing issued by Party B to Party A, list of imported goods and other certificates and documents under the letter of credit/ inward collection, T/T payment and other method of settlement involved in any overseas refinancing hereunder shall be attachments to this agreement and constitute an effective part of this agreement.

Article 11               Settlement of Disputes

All disputes arising in the execution of this agreement shall be settled amicably through negotiations. In case no settlement can be reached, the case in dispute shall be settled according to the first method set forth below:

1)                  To be submitted to the people’s court where Party B resides for litigation; or

2)                  To be submitted to resolution by arbitration administered by this space intentionally left blank Arbitration Commission (in (place of arbitration) this space intentionally left blank), in accordance with the procedure rules of such Arbitration Commission which are in effect at the time that the application for arbitration is made. The arbitral award shall be final and binding upon both parties hereto.

During the period of lawsuit or arbitration, the provisions of this agreement not involved in dispute shall continue to be performed.

Article 12               Entry into Force of this Agreement

This agreement shall go into effect after Party A’s legal representative (principal) or authorized representative signs and affixes the official seal to this agreement and Party B’s principal or authorized representative signs and affixes the official seal to this agreement.

Article 13               Miscellaneous

1.               Party A undertakes to reach the following indexes during the term of this agreement:

1)                  Party A’s credit rating by Party B shall be equal to or above grade AA.

2)                  Party A’s financial situation shall be maintained at the following level: asset-liability ratio not exceeding 85%, liquidity ratio not less than 1, contingent liability to net asset ratio not exceeding 50%.

3)                  During the term of credit line, without this bank’s consent, Party A shall not have any long-term investment at the amount of more than 10 million Yuan, or issue or have any debt having priority over the credit provided by Party B. In the event of any changes in the equity structure during the validity of the credit line, this bank must be notified of such changes 10 working days in advance.

In the event of breach of any of the above undertakings by Party A, Party B shall have the right to seek remedies specified in Article 8 hereof.

2.               Upon the date of full pay-off by Party A of all the principle, interest and other expenses payable etc. for the overseas refinancing provided under the Note Notice of Overseas Refinancing (expiry date of the trust receipt), Party A shall obtain and enjoy the ownership of the instruments involved in the transaction as well as the goods that the instruments represent.

Article 14               This agreement is made in three copies.

Article 15               Representations

1.               Party A clearly understands Party B’s scope of business and limit of authorization.

2.               Party A has reviewed all provisions of this agreement. Upon Party A’s request, Party B has explained applicable provisions of this agreement. Party A fully acknowledges and understands the meaning of the provisions of this agreement and corresponding legal consequences thereof.

3.               Party A has the power to execute this agreement.

Party A (official seal): Source Photonics (Chengdu) Company Limited

Legal Representative (Principal) or Authorized Representative (signature) Brett John Chloupek

Date:

Party B (official seal): Chengdu Hi-Tech Branch of China Construction Bank

Principal or Authorized Representative (signature) Signed

Date: